                                                                    EXHIBIT 99


CONTACT:  Ralph J. Vaclavik
          President Casinos, Inc.
          St. Louis, Missouri 63102
          314-622-3018

                            FOR IMMEDIATE RELEASE
                   PRESIDENT CASINOS, INC. ANNOUNCES FOURTH
                     QUARTER AND FISCAL YEAR 2003 RESULTS

ST. LOUIS, MISSOURI, May 29, 2003 -- President Casinos, Inc. (OTC:PREZ) today announced results of operations for the fourth quarter and the fiscal year ended February 28, 2003.

For the fourth quarter ended February 28, 2003, the Company reported a net loss of $2.9 million, or $0.57 per share, compared to a net loss of $11.3 million, or $2.24 per share, for the fourth quarter ended February 28, 2002. Revenues for the fourth quarter ended February 28, 2003 were $29.3 million, compared to revenues of $32.5 million for the fourth quarter ended February 28, 2002.

Results for the fourth quarter ended February 28, 2003, included a decrease of approximately $1.2 million in operating income at St. Louis and an increase of approximately $0.9 million at Biloxi. The fourth quarter ended February 28, 2003 and February 28, 2002, included impairments of long-lived assets of $1.2 million and $7.1 million, respectively, related to assets held for sale.

For the year ended February 28, 2003, President Casinos reported a net loss of $9.1 million, or $1.80 per share, compared to a net loss of $20.7 million, or $4.12 per share, for the year ended February 28, 2002. Revenues for the year ended February 28, 2003 were $123.7 million, compared to revenues of $129.2 million for 2002.

President Casinos, Inc. owns and operates dockside gaming facilities in Biloxi, Mississippi and downtown St. Louis, Missouri, north of the Gateway Arch.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects is included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2003, and the Company's subsequent Reports on Form 10-Q for the quarters ended May 31, 2002, August 31, 2002 and November 30, 2002.

                              - Tables Follow -


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

                           PRESIDENT CASINOS, INC.
                            FINANCIAL HIGHLIGHTS
                    (in thousands except per share data)


                                                    THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                       FEBRUARY 28,            FEBRUARY 28,
                                                      2003       2002         2003      2002
                                                     ------     ------       ------    ------

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Total operating revenues........................   $ 29,337    $ 32,511     $123,721    $129,184
Operating costs and expenses....................     30,011      38,672      122,179     133,920
                                                   ---------   ---------    ---------   ---------
    Operating income (loss).....................       (674)     (6,161)       1,542      (4,736)
                                                   ---------   ---------    ---------   ---------
Other income (expense):
  Gain (loss) on disposal of assets.............        (17)        (15)        (117)        771
  Reorganization costs..........................       (780)     (1,114)      (1,535)     (1,444)
Interest expense, net.........................     (1,077)     (3,646)      (7,650)    (14,111)
                                                   ---------   ---------    ---------   ---------
    Other income (expense)......................     (1,874)     (4,775)      (9,302)    (14,784)
                                                   ---------   ---------    ---------   ---------
       Loss before minority interest............     (2,548)    (10,936)      (7,760)    (19,520)
Minority interest...............................        336         320        1,319       1,228
                                                   ---------   ---------    ---------   ---------
       Net loss.................................   $ (2,884)   $(11,256)    $ (9,079)   $(20,748)
                                                   =========   =========    =========   =========

Loss per share..................................   $  (0.57)   $  (2.24)    $  (1.80)   $  (4.12)

Weighted average basic and dilutive
   shares outstanding...........................      5,033       5,033        5,033       5,033


SELECTED STATEMENTS OF OPERATIONS DATA

Net Revenues:
  St. Louis operations..........................   $ 18,026    $ 20,503     $ 73,909    $ 79,103
  Biloxi operations.............................     11,311      12,008       49,812      50,081
                                                   ---------   ---------    ---------   ---------
      Total net revenues........................   $ 29,337    $ 32,511     $123,721    $129,184
                                                   =========   =========    =========   =========

Operating Income (Loss):
  St. Louis operations..........................   $  1,209    $  2,329     $  4,870    $  6,095
  Biloxi operations.............................         67          42        2,802       1,930
                                                   ---------   ---------    ---------   ---------
    Casino and hotel operations.................      1,276       2,371        7,672       8,025
Corporate leasing operations...................     (1,420)     (7,447)      (2,764)     (8,136)
  Corporate administration......................       (529)     (1,039)      (3,243)     (4,209)
  Corporate development.........................         (1)        (46)        (123)       (416)
                                                   ---------   ---------    ---------   ---------
    Total operating income (loss)...............   $   (674)   $ (6,161)    $  1,542    $ (4,736)
                                                   =========   =========    =========   =========

                                   (more)

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
                           PRESIDENT CASINOS, INC.
                            FINANCIAL HIGHLIGHTS
                    (in thousands except per share data)


                                                              FEBRUARY 28,   FEBRUARY 28,
                                                                 2003             2002
                                                                -------          ------
  SELECTED BALANCE SHEET DATA

    Cash and cash equivalent..........................          $ 16,159        $ 10,110
    Restricted cash and short-term investments........             6,016           7,717
    Current assets....................................            26,854          21,843
    Current liabilities...............................            58,429         145,237
    Liabilities subject to compromise.................           111,340             646
    Minority interest.................................               679          15,102
    Stockholders' deficit.............................           (49,614)        (40,535)


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